News Release

Contact:	Dan McClain (Media) (310) 201-3335

Gaston Kent (Investors) (310) 201-3423
Northrop Grumman Reports Second Quarter 2008 Results
•	Earnings from Continuing Operations Increase to $1.40 per Share

•	Net Earnings Increase to $1.44 per Share

•	Sales Increase 10 Percent to $8.6 Billion

•	Operating Income Increases 6 Percent

•	Cash from Operations of $607 Million

•	Free Cash Flow of $431 Million
     LOS ANGELES — July 29, 2008 — Northrop Grumman Corporation (NYSE: NOC) reported that second quarter 2008 earnings from continuing operations increased to $483 million, or $1.40 per diluted share, from $472 million, or $1.35 per diluted share, in the second quarter of 2007. Earnings for the 2007 second quarter included tax benefits totaling $16 million, or $0.05 per share. Sales for the 2008 second quarter increased 10 percent to $8.6 billion from $7.9 billion in the 2007 second quarter. Cash provided by operations for the 2008 second quarter totaled $607 million compared with $741 million in the prior year period.
Operating Highlights

	Second Quarter			Six Months
($ millions except per share data)	2008	2007	Change	2008	2007	Change

Sales	$8,628	$7,878	10%	$16,352	$15,192	8%
Operating income	806	763	6%	1,270	1,453	(13%)
as a % of sales	9.3%	9.7%	(40 bps)	7.8%	9.6%	(180 bps)
Earnings from continuing operations	$483	$472	2%	$746	$866	(14%)
Diluted EPS from continuing operations	1.40	1.35	4%	2.15	2.46	(13%)
Net earnings	495	460	8%	759	847	(10%)
Diluted EPS	1.44	1.31	10%	2.19	2.41	(9%)
Cash from operations	607	741	(18%)	801	1,141	(30%)
Free cash flow[1]	431	551	(22%)	447	763	(41%)
1Free cash flow is a non-GAAP measure defined as cash from operations less capital expenditures and outsourcing contract & related software costs. Management uses free cash flow as an internal measure of financial performance.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Second Quarter 2008 Results	2

     “Solid sales increases for all four businesses drove nearly double-digit sales growth for the quarter. Operating income and margin rates for all four businesses are in line with our expectations. Based on this quarter’s solid performance and our $67 billion total backlog, we are on track to achieve our 2008 guidance. The long-term outlook for Northrop Grumman continues to be outstanding,” said Ronald D. Sugar, Northrop Grumman chairman and chief executive officer.
     Operating income for the 2008 second quarter increased 6 percent to $806 million from $763 million in the 2007 second quarter. The increase in operating income reflects higher sales volume, lower corporate unallocated expenses, and improved net pension expense, offset by lower segment operating income. Second quarter 2008 segment operating income declined by $14 million principally due to lower operating income and margin rates for the Shipbuilding and Information & Services businesses than in the prior year period.
     Interest expense improved by $11 million compared with the prior year period and other income improved by $14 million.
      Federal and foreign income taxes for the 2008 second quarter increased to $256 million from $199 million in the second quarter of 2007. The effective tax rate applied to income from continuing operations for the 2008 second quarter was 34.6 percent compared with 29.7 percent in the 2007 second quarter. In the 2007 second quarter the company recognized tax benefits totaling $16 million after reaching a favorable settlement with the Internal Revenue Service regarding a portion of its audit for the years 2001 through 2003.
     Net earnings for the 2008 second quarter increased 8 percent to $495 million, or $1.44 per diluted share, from $460 million, or $1.31 per diluted share, for the same period of 2007. Second quarter 2008 net earnings include a small after-tax gain on the sale of the company’s Electro-Optical Systems business. Earnings per share are based on weighted average diluted shares outstanding of 344.1 million for the second quarter of 2008 and 355.3 million for the second quarter of 2007. Weighted average shares outstanding for the 2007 second quarter include the dilutive effect of 6.4 million shares of the company’s mandatorily redeemable convertible preferred stock. These shares were redeemed or converted to common shares on or before April 4, 2008.
     New business awards totaled $7.5 billion in the 2008 second quarter. Total backlog, which includes funded backlog and firm orders for which funding is not currently contractually obligated by the customer, was $66.9 billion as of June 30, 2008.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Second Quarter 2008 Results	3

Cash Flow Highlights

	Second Quarter			Six Months
($ millions)	2008	2007	Change	2008	2007	Change

Cash from operations	$607	$741	$(134)	$801	$1,141	$(340)
Less:
Capital expenditures	134	140	6	277	298	21
Outsourcing contract & related software costs	42	50	8	77	80	3

Free cash flow[1]	$431	$551	$(120)	$447	$763	$(316)
1Free cash flow is a non-GAAP measure defined as cash from operations less capital expenditures and outsourcing contract & related software costs. Management uses free cash flow as an internal measure of financial performance.
     Cash provided by operations in the 2008 second quarter totaled $607 million compared with $741 million in the prior year period. Second quarter 2007 included a $125 million insurance recovery.
Cash Measurements, Debt and Capital Deployment

($ millions)	6/30/2008	12/31/2007

Cash & cash equivalents	$581	$963
Total debt	3,941	4,055
Net debt[1]	3,360	3,092
Mandatorily redeemable convertible preferred stock	0	350
Net debt to total capital ratio[2]	15%	14%
1Total debt less cash and cash equivalents.
2Net debt divided by the sum of shareholders’ equity and total debt.
     Cash and cash equivalents totaled $581 million at June 30, 2008 compared with $963 million at Dec. 31, 2007, and total debt was $3.9 billion at June 30, 2008. Changes in cash and cash equivalents and total debt include the following cash deployment, investing and financing actions during the first six months of 2008:
•	$805 million for share repurchases

•	$277 million for capital expenditures and $77 million for outsourcing contract and related software costs

•	$261 million for dividends

•	$109 million principal payments of long-term debt

•	$82 million proceeds from exercises of stock options and issuance of common stock

•	$175 million proceeds from the sale of the company’s Electro-Optical Systems business

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Second Quarter 2008 Results	4

2008 Guidance Confirmed

Sales	~$33B

Segment operating income[1] as % of sales	mid to high 8%

Operating income as % of sales	high 8%

Diluted EPS from continuing operations	$4.90 - 5.15

Cash from operations[2]	$2.6 - 2.9B

Free cash flow[3]	$1.7 - 2.1B
1Segment operating income is a non-GAAP measure used as an internal measure of financial performance for the four businesses.
2After required pension contributions of $120 million forecast for 2008.
3Free cash flow is a non-GAAP measure defined as cash from operations less capital expenditures and outsourcing contract & related software costs. Management uses free cash flow as an internal measure of financial performance.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Second Quarter 2008 Results	5

Business Results

CONSOLIDATED SALES & SEGMENT OPERATING INCOME[1] ($ millions except per share data)	Second Quarter			Six Months
	2008	2007	Change	2008	2007	Change

Sales
Information & Services	$3,175	$2,982	6%	$6,063	$5,699	6%
Aerospace	2,476	2,292	8%	4,838	4,563	6%
Electronics	1,675	1,628	3%	3,230	3,156	2%
Shipbuilding	1,688	1,359	24%	2,952	2,515	17%
Intersegment eliminations	(386)	(383)		(731)	(741)

Sales	8,628	7,878	10%	16,352	15,192	8%

Segment operating income[1]
Information & Services	251	264	(5%)	494	481	3%
Aerospace	236	239	(1%)	488	472	3%
Electronics	202	189	7%	411	381	8%
Shipbuilding	126	134	(6%)	(92)	213	(143%)
Intersegment eliminations	(31)	(28)		(59)	(57)

Segment operating income[1]	784	798	(2%)	1,242	1,490	(17%)
as a % of sales	9.1%	10.1%	(100 bps)	7.6%	9.8%	(220 bps)

Reconciliation to operating income:
Unallocated expenses	(43)	(64)		(75)	(96)
Net pension adjustment[2]	69	28		128	61
Royalty income adjustment	(4)	1		(25)	(2)

Total operating income	$806	$763	6%	$1,270	$1,453	(13%)
as a % of sales	9.3%	9.7%	(40 bps)	7.8%	9.6%	(180 bps)
1Segment operating income is a non-GAAP measure used as an internal measure of financial performance for the four businesses.
2Net pension adjustment includes pension expense determined in accordance with GAAP less pension expense allocated to the business segments under U.S. Government Cost Accounting Standards.
     Beginning with 2008 second quarter results, the company transferred certain missile systems programs from Mission Systems to Space Technology. Schedule 6 provides previously reported quarterly financial results and realigned results reflecting the transfer of these programs.

Northrop Grumman Reports Second Quarter 2008 Results	6

Information & Services

	Second Quarter ($ Millions)
		2008			2007
		Operating	%		Operating	%
	Sales	Income	of Sales	Sales	Income	of Sales

Mission Systems	$1,388	$133	9.6%	$1,288	$142	11.0%
Information Technology	1,215	82	6.7%	1,143	90	7.9%
Technical Services	572	36	6.3%	551	32	5.8%

	$3,175	$251	7.9%	$2,982	$264	8.9%

     Information & Services second quarter 2008 sales increased 6 percent and include higher sales for all three business segments. Operating income for Information & Services declined 5 percent in the 2008 second quarter. As a percent of sales, operating income totaled 7.9 percent compared with 8.9 percent in the prior year period. The change in operating income and margin rate reflects lower performance for Mission Systems and Information Technology than in the prior year period.
     Mission Systems sales increased 8 percent due to higher volume for intelligence, surveillance & reconnaissance programs and command, control & communications programs. Operating income declined 6 percent and as a percent of sales, totaled 9.6 percent compared with 11 percent in the prior year period. The change in operating income and in rate reflects a greater amount of favorable contract adjustments in the prior year period.
     Information Technology sales rose 6 percent due to higher volume for intelligence programs, and the New York City Wireless and Network Centric Solutions programs. Operating income declined 9 percent, and as a percent of sales totaled 6.7 percent compared with 7.9 percent in the prior year period. The change in operating income and in rate reflects a reduction in the value of deferred costs for the County of San Diego IT outsourcing program.
     Technical Services sales rose 4 percent due to higher volume for life cycle optimization and engineering programs. Operating income increased 13 percent from the prior year period, and as a percent of sales, increased to 6.3 percent from 5.8 percent in the prior year period. The improvement reflects higher volume and improved program performance.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Second Quarter 2008 Results	7

Aerospace

	Second Quarter ($ Millions)
		2008			2007
		Operating	% of		Operating	% of
	Sales	Income	Sales	Sales	Income	Sales

Integrated Systems	$1,358	$143	10.5%	$1,225	$149	12.2%
Space Technology	1,118	93	8.3%	1,067	90	8.4%

	$2,476	$236	9.5%	$2,292	$239	10.4%

     Aerospace second quarter 2008 sales increased 8 percent from the prior year period and include higher volume for both Integrated Systems and Space Technology. Aerospace second quarter 2008 operating income was slightly lower than the prior year period, and as a percent of sales, totaled 9.5 percent compared with 10.4 percent in the prior year period.
     Integrated Systems sales increased 11 percent primarily due to higher volume for the EA-6B, UCAS-D, B-2, Global Hawk and restricted programs, partially offset by lower volume for the F-35 program. Integrated Systems operating income declined 4 percent, and as a percent of sales totaled 10.5 percent compared with 12.2 percent in the prior year period. Second quarter 2007 operating income included a $27 million favorable adjustment related to the settlement of prior years overhead costs.
     Space Technology sales increased 5 percent, primarily due to higher volume for restricted programs, and the James Webb Space Telescope and NPOESS programs. Higher volume for these programs was partially offset by lower volume for the Advanced Extremely High Frequency, Space Tracking and Surveillance System, Space Radar and Defense Support programs. Space Technology operating income increased 3 percent due to higher volume, and as a percent of sales was comparable to the prior year period.
Electronics

Second Quarter ($ Millions)
	2008			2007
	Operating	% of		Operating	% of
Sales	Income	Sales	Sales	Income	Sales

$1,675	$202	12.1%	$1,628	$189	11.6%

     Electronics second quarter 2008 sales increased 3 percent from the prior year period principally due to higher sales for combat avionics, airborne surveillance, and inertial navigation programs. Higher volume for these programs was partially offset by lower volume for restricted programs and the Space-based Infrared System (SBIRS), as SBIRS transitions from development to production, than in the prior year period.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Second Quarter 2008 Results	8

     Electronics second quarter 2008 operating income increased 7 percent, and as a percent of sales, increased to 12.1 percent from 11.6 percent. Second quarter 2008 operating income reflects higher volume and includes a $20 million charge for the company’s Wedgetail MESA radar program associated with the program risks arising from the prime contractor’s announced schedule delay in completing the program. Operating income for the 2007 second quarter included a $27 million negative contract earnings adjustment for the F-16 Block 60 fixed price development program.
Shipbuilding

Second Quarter ($ Millions)
	2008			2007
	Operating	% of		Operating	% of
Sales	income	Sales	Sales	income	Sales

$1,688	$126	7.5%	$1,359	$134	9.9%

     Shipbuilding second quarter 2008 sales increased 24 percent from the prior year due to higher volume for expeditionary warfare, surface combatant, aircraft carrier and fleet support programs, including the LPD, LHD, Ford-class aircraft carrier, and USS Enterprise programs. The increase in fleet support reflects revenue from the July 2007 reorganization of AMSEC. The increase also reflects lower volume in the 2007 second quarter due to a labor strike.
     Shipbuilding second quarter 2008 operating income declined 6 percent from the prior year period, and as a percent of sales, totaled 7.5 percent compared with 9.9 percent in the prior year period. The decline in operating income and margin rate reflects additional costs for schedule impacts to several shipbuilding programs as a result of resource constraints caused by the previously announced delay in production on the LHD 8. Second quarter 2007 operating income included a $62 million insurance recovery and a $55 million negative contract adjustment on the LHD 8 program.
Second Quarter Highlights
•	The U.S. Navy awarded Northrop Grumman a $1.16 billion contract for System Development and Demonstration of the service’s new Broad Area Maritime Surveillance Unmanned Aircraft System (BAMS UAS) program. BAMS UAS will provide the U.S. Navy with a persistent maritime intelligence, surveillance and reconnaissance system to protect the fleet and provide a capability to detect, track, classify and identify maritime and littoral targets. The award is being protested by one of the other competitors.
•	The U.S. Navy awarded Northrop Grumman a contract for maintenance work on the USS Enterprise (CVN 65) valued at $453.3 million. Northrop Grumman is the prime contractor for the work, which includes overhaul, maintenance and repairs to the ship and the ship’s systems.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Second Quarter 2008 Results	9

•	Northrop Grumman received a contract with a potential value of up to $240 million to provide critical technologies for the Airborne and Maritime/Fixed Station Joint Tactical Radio System program. An initial $186.7 million contract was awarded focused on the software-defined radio development for the program.

•	The U.S. Air Force awarded Northrop Grumman two undefinitized contracts, worth $300 million collectively, to complete non-recurring engineering, flight test/certification and begin production of new engines for the service’s E-8C Joint Surveillance Target Attack Radar System (Joint STARS) fleet.

•	Northrop Grumman was awarded an indefinite delivery/indefinite quantity subcontract with potential value of approximately $135 million as part of the Global Linguist Solutions LLC team to provide management of translation and interpretation services for the U.S. Army Intelligence and Security Command in support of Operation Iraqi Freedom.

•	The U.S. Navy awarded Northrop Grumman a $101.9 million firm, fixed-price contract for a third lot of Improved Capability III airborne electronic attack systems for its fleet of EA-6B Prowlers. The company will deliver seven complete systems, plus associated piece parts and spares.

•	The U.S. Army selected Northrop Grumman to produce the new multi-function radar for the Extended Range/Multi-Purpose Unmanned Aerial Vehicle (UAV) Radar program. Under the terms of the initial $42 million contract Northrop Grumman will deliver 10 STARLiteTM Synthetic Aperture Radar (SAR)/Ground Moving Target Indication radars to the Army.

•	Northrop Grumman received a $79.4 million contract for the Global Hawk Multi-Platform Radar Technology Insertion Program (MP-RTIP) sensors as the first element of the lot 7 production contract. The sensors will be carried on the RQ-4 Block 40 Global Hawk high-altitude long-endurance unmanned aerial system currently in production. The first flight with the MP-RTIP sensor is scheduled in early 2009.

•	The U.S. Department of Defense awarded Northrop Grumman a five-year contract to support theoretical studies and engineering research for Army, Navy and Air Force research-and-development programs. The program has a ceiling of $100 million over a 10-year period.

•	Northrop Grumman delivered the National Security Cutter Bertholf (WMSL 750) to the U.S. Coast Guard. The cutter is the most technologically advanced ship in U.S. Coast Guard history.

•	Northrop Grumman completed thermal-vacuum testing, a critical spacecraft environmental test, on NASA’s Lunar Crater Observation and Sensing Satellite

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Second Quarter 2008 Results	10

(LCROSS) two months ahead of schedule. LCROSS is a NASA mission to impact the moon in the search for water ice and water-bearing compounds in lunar craters.

•	Northrop Grumman completed the sale of its Electro-Optical Systems business for $175 million in cash to L-3 Communications.

•	Northrop Grumman increased its quarterly dividend to $0.40 per share from $0.37 per share.

•	Northrop Grumman completed the previously announced redemption of its Series B Convertible Preferred Stock.
About Northrop Grumman
     Northrop Grumman Corporation is a global defense and technology company whose 120,000 employees provide innovative systems, products, and solutions in information and services, electronics, aerospace and shipbuilding to government and commercial customers worldwide.
     Northrop Grumman will webcast its earnings conference call at 12:00 p.m. EDT on July 29, 2008. A live audio broadcast of the conference call along with a supplemental presentation will be available on the investor relations page of the company’s Web site at http://www.northropgrumman.com.
Note: Certain statements and assumptions in this release contain or are based on “forward-looking” information that Northrop Grumman Corporation (the “Company”) believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, and include, among others, statements in the future tense, and all statements accompanied by terms such as “project,” “expect,” “estimate,” “assume,” “believe,” “plan,” “forecast,” “intend,” “anticipate,” “guidance,” “outlook,” “trends,” “target” or variations thereof. This information reflects the Company’s best estimates when made, but the Company expressly disclaims any duty to update this information if new data become available or estimates change after the date of this release.
Such “forward-looking” information includes, among other things, financial guidance regarding sales, segment operating income, pension expense, employer contributions under pension plans and medical and life benefits plans, cash flow, and earnings per share, and is subject to numerous assumptions and uncertainties, many of which are outside the Company’s control. These include the Company’s assumptions with respect to future revenues; expected program performance and cash flows; returns on pension plan assets and variability of pension actuarial and related assumptions; the outcome of litigation, claims, appeals, bid protests, and investigations; hurricane-related insurance recoveries; environmental remediation; acquisitions and divestitures of businesses; joint ventures and other business arrangements; access to capital; performance issues with key suppliers and subcontractors; product performance and the successful execution of internal plans; successful negotiation of contracts with labor unions; allowability and allocability of costs under U.S. Government contracts; effective tax rates and timing and amounts of tax payments; the results of any audit or appeal process with the Internal Revenue Service; the availability and retention of skilled labor; and anticipated costs of capital investments, among other things.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Second Quarter 2008 Results	11

The Company’s operations are subject to various additional risks and uncertainties resulting from its position as a supplier, either directly or as subcontractor or team member, to the U.S. government and its agencies as well as to foreign governments and agencies; actual outcomes are dependent upon various factors, including, without limitation, the Company’s successful performance of internal plans; government customers’ budgetary constraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; technical, operational or quality setbacks that could adversely affect the profitability or cash flow of the company; product performance; continued development and acceptance of new products and, in connection with any fixed-price development programs, controlling cost growth in meeting production specifications and delivery rates; performance issues with key suppliers and subcontractors; government import and export policies; acquisition or termination of government contracts; the outcome of political and legal processes and of the assertion or prosecution of potential substantial claims by or on behalf of a U.S. government customer; natural disasters, including amounts and timing of recoveries under insurance contracts, availability of materials and supplies, continuation of the supply chain, contractual performance relief and the application of cost sharing terms, allowability and allocability of costs under U.S. Government contracts, impacts of timing of cash receipts and the availability of other mitigating elements; terrorist acts; legal, financial and governmental risks related to international transactions and global needs for military aircraft, military and civilian electronic systems and support, information technology, naval vessels, space systems, technical services and related technologies, as well as other economic, political and technological risks and uncertainties and other risk factors set out in the Company’s filings from time to time with the Securities and Exchange Commission, including, without limitation, Company reports on Form 10-K and Form 10-Q.
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0708-423

SCHEDULE 1
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended		Six months ended
	June 30		June 30
$ in millions, except per share	2008	2007	2008	2007

Sales and Service Revenues
Product sales	$4,849	$4,460	$9,243	$8,646
Service revenues	3,779	3,418	7,109	6,546

Total sales and service revenues	8,628	7,878	16,352	15,192

Cost of Sales and Service Revenues
Cost of product sales	3,793	3,486	7,522	6,696
Cost of service revenues	3,232	2,821	6,025	5,528
General and administrative expenses	797	808	1,535	1,515

Operating income	806	763	1,270	1,453
Other Income (Expense)
Interest expense	(72)	(83)	(149)	(172)
Other, net	5	(9)	27	(10)

Earnings from continuing operations before income taxes	739	671	1,148	1,271
Federal and foreign income taxes	256	199	402	405

Earnings from continuing operations	483	472	746	866
Income (Loss) from discontinued operations, net of tax	12	(12)	13	(19)

Net earnings	$495	$460	$759	$847

Basic Earnings (Loss) Per Share
Continuing operations	$1.42	$1.37	$2.20	$2.52
Discontinued operations	.04	(.03)	.04	(.06)

Basic earnings per share	$1.46	$1.34	$2.24	$2.46

Weighted-average common shares outstanding, in millions	339.0	343.3	338.7	344.3

Diluted Earnings (Loss) Per Share
Continuing operations	$1.40	$1.35	$2.15	$2.46
Discontinued operations	.04	(.04)	.04	(.05)

Diluted earnings per share	$1.44	$1.31	$2.19	$2.41

Weighted-average diluted shares outstanding, in millions	344.1	355.3	346.7	356.8

SCHEDULE 2
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(unaudited)

	June 30,	December 31,
$ in millions	2008	2007

Assets:
Cash and cash equivalents	$581	$963
Accounts receivable, net of progress payments of $43,630 in 2008 and $40,475 in 2007	4,325	3,790
Inventoried costs, net of progress payments of $1,560 in 2008 and $1,345 in 2007	1,089	1,000
Deferred income taxes	503	542
Prepaid expenses and other current assets	596	502

Total current assets	7,094	6,797
Property, plant, and equipment, net of accumulated depreciation of $3,608 in 2008 and $3,424 in 2007	4,651	4,690
Goodwill	17,586	17,672
Other purchased intangibles, net of accumulated amortization of $1,739 in 2008 and $1,687 in 2007	992	1,074
Pension and postretirement benefits asset	2,125	2,080
Other assets	1,019	1,060

Total assets	$33,467	$33,373

Liabilities:
Notes payable to banks	$23	$26
Current portion of long-term debt	74	111
Trade accounts payable	1,727	1,890
Accrued employees’ compensation	1,283	1,175
Advance payments and billings in excess of costs incurred	1,825	1,563
Other current liabilities	1,659	1,667

Total current liabilities	6,591	6,432
Long-term debt, net of current portion	3,844	3,918
Mandatorily redeemable convertible preferred stock		350
Pension and postretirement benefits liability	3,093	3,008
Other long-term liabilities	2,076	1,978

Total liabilities	15,604	15,686

Commitments and Contingencies (Note 10)

Shareholders’ Equity:
Common stock, $1 par value; 800,000,000 shares authorized; issued and outstanding: 2008 — 337,496,845; 2007 — 337,834,561	337	338
Paid-in capital	10,335	10,661
Retained earnings	7,877	7,387
Accumulated other comprehensive loss	(686)	(699)

Total shareholders’ equity	17,863	17,687

Total liabilities and shareholders’ equity	$33,467	$33,373

SCHEDULE 3
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six months ended
	June 30
$ in millions	2008	2007

Operating Activities
Sources of Cash — Continuing Operations
Cash received from customers
Progress payments	$3,319	$3,261
Collections on billings	12,983	12,089
Proceeds from insurance carriers related to operations	5	125
Other cash receipts	32	12

Total sources of cash — continuing operations	16,339	15,487

Uses of Cash — Continuing Operations
Cash paid to suppliers and employees	(14,855)	(13,619)
Interest paid, net of interest received	(153)	(180)
Income taxes paid, net of refunds received	(482)	(456)
Excess tax benefits from stock-based compensation	(45)	(61)
Other cash payments	(7)	(12)

Total uses of cash — continuing operations	(15,542)	(14,328)

Cash provided by continuing operations	797	1,159
Cash provided by (used in) discontinued operations	4	(18)

Net cash provided by operating activities	801	1,141

Investing Activities
Proceeds from sale of business, net of cash divested	175
Payment for business purchased, net of cash acquired		(584)
Proceeds from sale of property, plant, and equipment	9	10
Additions to property, plant, and equipment	(277)	(298)
Payments for outsourcing contract and related software costs	(77)	(80)
Proceeds from insurance carriers related to capital expenditures		3
Decrease in restricted cash	37	34
Other investing activities, net	1	(2)

Net cash used in investing activities	(132)	(917)

Financing Activities
Net payments under lines of credit	(3)	(63)
Principal payments of long-term debt	(109)	(66)
Proceeds from exercises of stock options and issuance of common stock	82	196
Dividends paid	(261)	(254)
Excess tax benefits from stock-based compensation	45	61
Common stock repurchases	(805)	(592)

Net cash used in financing activities	(1,051)	(718)

Decrease in cash and cash equivalents	(382)	(494)
Cash and cash equivalents, beginning of period	963	1,015

Cash and cash equivalents, end of period	$581	$521

SCHEDULE 4
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six months ended
	June 30
$ in millions	2008	2007

Reconciliation of Net Earnings to Net Cash Provided by Operating Activities
Net Earnings	$759	$847
Adjustments to reconcile to net cash provided by operating activities
Depreciation	276	276
Amortization of assets	109	69
Stock-based compensation	83	78
Excess tax benefits from stock-based compensation	(45)	(61)
Loss on disposals of property, plant, and equipment	2	12
Amortization of long-term debt premium	(5)	(6)
Pre-tax gain on sale of business	(58)
Decrease (increase) in
Accounts receivable	(3,691)	(2,949)
Inventoried costs	(304)	(97)
Prepaid expenses and other current assets	(40)	10
Increase (decrease) in
Progress payments	3,370	3,020
Accounts payable and accruals	215	(152)
Deferred income taxes	121	10
Income taxes payable	(84)	(20)
Retiree benefits	46	98
Other non-cash transactions, net	43	24

Cash provided by continuing operations	797	1,159
Cash provided by (used in) discontinued operations	4	(18)

Net cash provided by operating activities	$801	$1,141

Non-Cash Investing and Financing Activities

Sale of business
Cash received for business sold	$175
Pre-tax gain on sale of business	(58)
Fair value of assets sold, including goodwill	(135)

Liabilities assumed by purchaser	$(18)

Purchase of business
Fair value of assets acquired, including goodwill		$688
Cash paid for business purchased		(584)

Liabilities assumed		$104

Mandatorily redeemable convertible preferred stock converted or redeemed into common stock	$350

Capital leases		$21

SCHEDULE 5
NORTHROP GRUMMAN CORPORATION
TOTAL BACKLOG AND CONTRACT AWARDS
($ in millions)
(unaudited)

	TOTAL BACKLOG
	June 30, 2008			December 31, 2007(3)
			TOTAL			TOTAL
	FUNDED(1)	UNFUNDED(2)	BACKLOG	FUNDED(1)	UNFUNDED(2)	BACKLOG

Information & Services
Mission Systems	$2,526	$3,325	$5,851	$2,365	$3,288	$5,653
Information Technology	2,409	1,971	4,380	2,581	2,268	4,849
Technical Services	1,571	2,730	4,301	1,471	3,193	4,664

Total Information & Services	6,506	8,026	14,532	6,417	8,749	15,166

Aerospace
Integrated Systems	5,021	7,571	12,592	4,204	4,525	8,729
Space Technology	2,080	13,374	15,454	2,295	13,963	16,258

Total Aerospace	7,101	20,945	28,046	6,499	18,488	24,987

Electronics	8,655	2,311	10,966	7,887	2,047	9,934
Shipbuilding	11,601	1,741	13,342	10,348	3,230	13,578

Total	$33,863	$33,023	$66,886	$31,151	$32,514	$63,665

(1)	Funded backlog represents firm orders for which funding has been contractually obligated by the customer.

(2)	Unfunded backlog represents firm orders for which funding is not currently contractually obligated by the customer. Unfunded backlog excludes unexercised contract options and unfunded Indefinite Delivery Indefinite Quantity orders.

(3)	Certain prior period amounts have been reclassified to conform to the 2008 presentation.

CONTRACT AWARDS
The estimated value of new contract awards during the six months ended June 30, 2008, is approximately $19.6 billion. Significant new awards during this period include $1.5 billion for the aerial refueling tanker replacement program (see below), $1.4 billion for the DDG 1000 Zumwalt-class destroyer, $1.2 billion for the Broad Area Maritime Surveillance Unmanned Aircraft System program (see below), $596 million for the CVN 78 Ford-class aircraft carrier, $241 million for the Intercontinental Ballistic Missile (ICBM) program, $227 million for the Vehicular Intercommunications Systems Indefinite Delivery and Indefinite Quantity program, and $195 million for the Large Aircraft Infrared Counter-measures Indefinite Delivery and Indefinite Quantity program.
On February 29, 2008, the company won a $1.5 billion contract awarded by the U.S. Air Force as an initial step to replace its aerial refueling tanker fleet. The losing bidder for the contract protested the award decision by the U.S. Air Force. A review of the award process was conducted by the Government Accountability Office (GAO), which issued its report on June 18, 2008 upholding the other bidder’s protest. On July 9, 2008, the Secretary of Defense announced that the DoD intends to reopen the bidding for the contract to address certain findings identified by the GAO in its report. The company continues to carry the award in its backlog as of June 30, 2008.
On April 22, 2008, the company was awarded a contract by the U.S. Navy for the Broad Area Maritime Surveillance Unmanned Aircraft System. One of the other bidders for the contract subsequently protested the decision by the U.S. Navy to award the contract to the company. The GAO is currently reviewing the protest and is expected to reach its decision in August 2008.
The estimated value of new contract awards during the six months ended June 30, 2007, is approximately $14.4 billion. Significant new awards during this period include $2.2 billion for LHA-6, $875 million for the Flats Sequencing System program, $510 million for the DDG 1000 Zumwalt-class destroyer program, $270 million for the ICBM program, $223 million for the F-22 program, and $185 million for the Joint National Integration Center Research & Development program.

SCHEDULE 6
NORTHROP GRUMMAN CORPORATION
REALIGNED SEGMENT OPERATING RESULTS
($ in millions)
(unaudited)

	AS REPORTED							REALIGNED
	2006	2007					2008	2006	2007					2008
		Three Months Ended					Three Months		Three Months Ended					Three Months
	Total					Total	Ended	Total					Total	Ended
	Year	Mar 31	Jun 30	Sep 30	Dec 31	Year	Mar 31	Year	Mar 31	Jun 30	Sep 30	Dec 31	Year	Mar 31

NET SALES
Information & Services
Mission Systems	$5,651	$1,395	$1,586	$1,500	$1,639	$6,120	$1,545	$4,704	$1,159	$1,288	$1,249	$1,381	$5,077	$1,298
Information Technology	3,962	1,038	1,143	1,107	1,198	4,486	1,085	3,962	1,038	1,143	1,107	1,198	4,486	1,085
Technical Services	1,858	520	551	573	533	2,177	505	1,858	520	551	573	533	2,177	505

Total Information & Services	11,471	2,953	3,280	3,180	3,370	12,783	3,135	10,524	2,717	2,982	2,929	3,112	11,740	2,888

Aerospace
Integrated Systems	5,500	1,281	1,225	1,255	1,306	5,067	1,340	5,500	1,281	1,225	1,255	1,306	5,067	1,340
Space Technology	2,923	754	769	750	860	3,133	775	3,869	990	1,067	1,001	1,118	4,176	1,022

Total Aerospace	8,423	2,035	1,994	2,005	2,166	8,200	2,115	9,369	2,271	2,292	2,256	2,424	9,243	2,362

Electronics (2)	6,267	1,528	1,628	1,577	1,795	6,528	1,555	6,267	1,528	1,628	1,577	1,795	6,528	1,555

Ships	5,321	1,156	1,359	1,469	1,804	5,788	1,264	5,321	1,156	1,359	1,469	1,804	5,788	1,264

Intersegment Eliminations	(1,491)	(358)	(383)	(360)	(370)	(1,471)	(345)	(1,490)	(358)	(383)	(360)	(370)	(1,471)	(345)

Total Sales and Service Revenue	$29,991	$7,314	$7,878	$7,871	$8,765	$31,828	$7,724	$29,991	$7,314	$7,878	$7,871	$8,765	$31,828	$7,724

SEGMENT OPERATING INCOME

Information & Services
Mission Systems	$517	$117	$163	$144	$152	$576	$145	$451	$103	$142	$125	$138	$508	$128
Information Technology	342	86	90	72	81	329	89	342	86	90	72	81	329	89
Technical Services	120	28	32	28	32	120	26	120	28	32	28	32	120	26

Total Information & Services	979	231	285	244	265	1,025	260	913	217	264	225	251	957	243

Aerospace
Integrated Systems	551	160	149	145	137	591	170	551	160	149	145	137	591	170
Space Technology	245	59	69	59	74	261	65	311	73	90	79	87	329	82

Total Aerospace	796	219	218	204	211	852	235	862	233	239	224	224	920	252

Electronics (2)	786	192	189	211	221	813	209	786	192	189	211	221	813	209

Ships	393	79	134	183	142	538	(218)	393	79	134	183	142	538	(218)

Intersegment Eliminations	(117)	(29)	(28)	(26)	(30)	(113)	(28)	(117)	(29)	(28)	(27)	(29)	(113)	(28)

Total Segment Operating Income (1)	$2,837	$692	$798	$816	$809	$3,115	$458	$2,837	$692	$798	$816	$809	$3,115	$458

(1)	Segment operating income is a non-GAAP measure used as an internal measure of financial performance for the individual business segments.

(2)	Reported amounts adjusted to reflect discontinued operations as previously reported in Schedule 6 of the First Quarter 2008 earnings release.